Free Writing Prospectus Dated September 12, 2011

Registration Statement No. 333-155418-02

Filed Pursuant to Rule 433 of the Securities Act of 1933

FINAL TERM SHEET

Issuer:	Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc.

Supplemental Indenture:	Seventy-eighth Supplemental Indenture, dated as of September 1, 2011

Format:	SEC Registered

Trade Date:	September 12, 2011

Settlement Date:	September 15, 2011

Security:	First Mortgage Bonds, 3.00% Series due 2021

Expected Ratings:	Moody’s: A1
S&P: A
Fitch: A+

Principal Amount:	$500,000,000

Date of Maturity:	September 15, 2021

Interest Rate:	3.00%

Interest Payment Dates:	Payable semi-annually in arrears on March 15 and September 15, beginning March 15, 2012

Public Offering Price:	99.828% of the principal amount thereof

Benchmark Treasury:	2.125% UST due on August 15, 2021

Benchmark Treasury Yield:	1.920%

Spread to Benchmark Treasury:	+110 basis points

Re-offer Yield:	3.020%

Redemption Terms:	Redeemable prior to June 15, 2021 (three months prior to maturity date), in whole at any time, or in part from time to time, at the option of the Company at a make-whole redemption price (as defined and described in further detail in the Prospectus Supplement) using applicable treasury rate plus 20 basis points; redeemable on and after June 15, 2021 (three months prior to maturity date), in whole at any time, or in part from time to time, at the option of the Company at a price of 100% plus accrued interest.

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBS Securities, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC
Mitsubishi UFJ Securities (USA), Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Lazard Capital Markets LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith incorporated toll-free at 1-800-294-1322 or RBS Securities, Inc. toll-free at 1-866-884-2071.